EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 2/29/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	4.21%	9.71%	12.44%
Class B Units	4.19%	9.63%	12.28%
  * Subject to independent verification

COMMENTARY FOR THE WEEK ENDED FEBRUARY 29, 2008

Grant Park posted solid trading gains during the past week after positions in all sectors reported profits.  The largest advances came from the soft/agricultural commodities sector, currencies, interest rate products and energy markets.

Long positions in the soft/agricultural commodities gained ground during the final week of February as grain prices on the Chicago Board of Trade finished the month at considerably higher levels.  The largest gains came from the soybean complex where prices for beans recorded new all-time highs above $15 per bushel after reports of crop damage in China boosted Chinese demand for grains.  Soybean oil and corn prices were also higher after weakness in the US dollar spurred demand for dollar-denominated commodities products.

Short positions in the US dollar netted gains as the greenback, plagued by falling US housing prices, a drop in durable goods orders, weak consumer confidence data and stagnant manufacturing numbers, established new historical lows against the euro.  The common currency gained more than 3 cents against the dollar as analysts suggested that the European Central Bank might have to consider raising interest rates if the lower dollar results in an inflationary spike in energy prices.

Oil prices rallied to record levels during the week as crude touched $103.05 per barrel before settling at $101.84, a gain of $3.03 for the session.  The sell-off in the dollar benefited long crude positions, which also gained on reports of supply disruptions in Nigeria and weather related problems affecting an Ecuadorian pipeline.  Heating oil and natural gas positions also gained on the week.

Lastly, long positions in the interest rate sector reported gains as prices for US government securities rallied in response to the anemic data on housing prices, durable goods orders and consumer confidence.  Falling Japanese industrial production numbers and inflation data resulted in gains for long positions in the Japanese Government Bond market.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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